UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549

                            FORM 12b-25

                    NOTIFICATION OF LATE FILING

(Check One):    Form 10-K    ___ Form 20-F   ___ Form 11-K
                  XX Form 10-Q    ___ Form N-SAR


                  For Period Ended:  March 31, 2002

                  ( ) Transition Report on Form 10-K
                  ( ) Transition Report on Form 20-F
                  ( ) Transition Report on Form 11-K
                  ( ) Transition Report on Form 10-Q
                  ( ) Transition Report on Form N-SAR

                  For the Transition Period Ended:
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Read Instructions Before Preparing Form. Please Print or Type.
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     Nothing in this form shall be construed to imply that the
Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

__________________________________________________________________

PART I - REGISTRANT INFORMATION
__________________________________________________________________

Full Name of Registrant

Nyer Medical Group, Inc.
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Former Name if Applicable

N/A
_________________________________________________________________

Address of Principal Executive Office (Street and Number)

1292 Hammond Street
_________________________________________________________________

City, State, and Zip Code

Bangor, Maine  04401
Part II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

        (a)  The reasons described in reasonable detail in Part
     III of this form could not be eliminated without
   | unreasonable effort or expense;
   |
   |    (b)  The subject annual report, semi-annual report,
   | transition report on Form 10-K, Form 20-F, 11-K, Form
XX | N-SAR, or portion thereof, will be filed on or before
   | the fifteenth calendar day following the prescribed
   | due date; or the subject quarterly report of
   | transition report on Form 10-Q, or portion thereof
   | will be filed on or before the fifth calendar day
   | following the prescribed due date; and
   |
   |    (c)  The accountant's statement or other exhibit required
     by Rule 12b-25(c) has been attached if applicable


PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra
Sheets if Needed)

For matters unrelated to the financial position or performance of Nyer Medical Group, Inc., the Company requires additional time to prepare the Company's Form 10-Q so the financial statements are presented accurately.


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

     Karen L. Wright            (207) 942-5273

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports been filed? If answer
     is no, identify report(s).          XX  Yes       No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                             Yes    XX  No



     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                     Nyer Medical Group, Inc.

             (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  May 15, 2002         By /s/ Karen L. Wright, Treasurer
                                   Karen L. Wright, Treasurer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duty authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.